Exhibit 10.2
SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN

RICHARD B. VILSOET AND DYCOM INDUSTRIES, INC.

WHEREAS, effective as of May 9, 2005, Richard B. Vilsoet and Dycom Industries, Inc. entered into an employment agreement (as amended from time to time, the “Employment Agreement”);

WHEREAS, pursuant to paragraph 9 of the Employment Agreement, the Employment Agreement may be amended by a written instrument executed by the undersigned parties;

WHEREAS, the undersigned parties desire to amend the Employment Agreement as set forth herein; and

WHEREAS, the undersigned parties represent and warrant that the execution and delivery of this amendment has been duly and validly executed and delivered and is valid and binding.

NOW, THEREFORE, the Employment Agreement is hereby amended, effective as of May 25, 2010, as follows:

1. The last sentence of paragraph 2 of the Employment Agreement is deleted in its entirety and the following language is added to read as follows:

“Notwithstanding anything in the Employment Agreement to the contrary, if a “Change of Control”, as defined in paragraph 5(f) hereof, occurs during term of the Employee’s employment hereunder, the Employee’s employment under the Employment Agreement shall be extended for 24 months following the consummation of the Change of Control and shall terminate upon the earlier of the (x) second anniversary of the consummation of the Change of Control and (y) termination of the Employee’s employment under the Employment Agreement (the “Extended Term”).  The period from the Effective Date until the termination of the Employee’s employment hereunder, including, if applicable, the Extended Term, is referred to as the “Employment Term” (provided that solely for purposes of paragraph 4(c) hereof, the Employment Term shall be deemed to end on the date on which the term of the Employee’s employment hereunder was extended, including, if applicable, the Extended Term, without regard to his termination of employment).”

2. Paragraph 5(d) of the Employment Agreement is amended by adding the following language at the end thereof:

“Notwithstanding the foregoing, this paragraph 5(d) shall not apply in the event the Employee resigns his employment for Good Reason (as defined below) on or following a Change of Control pursuant to paragraph 5(f) hereof.”

3. Paragraph 5(f) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(f) Termination without Cause or resignation for Good Reason on or following a Change of Control.  (i)  Subject to the execution and delivery of a general release of claims against the Company as provided under paragraph 5(b) hereof, if, prior to the expiration of the Employment Term, the Company terminates the Employee’s employment without Cause or the Employee resigns from his employment for Good Reason on or prior to the second anniversary following the consummation of a Change of Control, the Employee shall receive the Severance Benefits (provided that the Severance Benefits shall be payable in a single lump sum within five days following such termination of employment) and shall also be entitled to full and immediate vesting, to the extent not already vested, of all outstanding equity-based awards, including but not limited to stock options, restricted stock, and restricted stock unit awards, granted by the Company to the Employee pursuant to any of the Company’s long-term incentive plans.  In addition, all outstanding performance share, performance share unit, and other equivalent awards granted by the Company to the Employee pursuant to any of the Company’s long-term incentive plans shall immediately vest at their respective target performance levels to the extent not already vested.

(ii)  A “Change of Control” shall be deemed to have occurred with respect to the Company upon the occurrence of any of the following events:

(A)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company, excluding, however,   (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(B)           the individuals who constitute the Board as of May 25, 2010 (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (A) above;

(C)           a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however, that any such transaction shall not constitute a Change of Control if (1) the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, (2) no “person” or “group” owns 20% or more of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, and (3) a majority of the Incumbent Board remains; or

(D)           the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(iii)  Resignation for “Good Reason” shall mean termination of employment by the Employee because of the occurrence of any of the following events:

(A)           a failure by the Company to pay compensation or benefits due and payable to the Employee in accordance with the terms of the Employment Agreement;

(B)           a material adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in paragraph 1 of the Employment Agreement;

(C)           a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the Employee’s consent; or

(D)           a failure by the Company to obtain agreement by a successor to assume the Employment Agreement in accordance with paragraph 6(b).”

4. Except as otherwise expressly amended by this amendment, the Employment Agreement shall continue in full force and effect.

5. This amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have entered into this amendment as of the date set forth above.

DYCOM INDUSTRIES, INC.

By:	/s/ Steven Nielsen
Name: Steven Nielsen
Title: President & CEO

Acknowledged and Agreed:

/s/ Richard B. Vilsoet
Name: Richard B Vilsoet